UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 2, 2005
Date of Report
(Date of earliest event reported)
VISUAL NETWORKS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23699	52-1837515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2092 Gaither Road
Rockville, Maryland 20850
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (301) 296-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Visual Networks, Inc. (“Visual Networks”) today announced that it has signed an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 1, 2005, by and among Fluke Electronics Corporation (“Fluke”), HEA Corporation (“HEA”), and Visual Networks whereby HEA, a wholly owned subsidiary of Fluke, will merge (the “Merger”) with and into Visual Networks with Visual Networks surviving the Merger. A copy of the press release issued by Visual Networks announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1 which is incorporated herein by reference.
     Under the terms of the Merger Agreement, stockholders of Visual Networks will receive $1.83 for each outstanding share of Visual Networks’ common stock they own, for a total transaction value of approximately $79.7 million. Pursuant to the terms of the Merger Agreement, the consummation of the Merger is subject to stockholder approval by Visual Networks’ stockholders as well as customary regulatory approvals.
     Directors and executive officers, who hold 206,096 shares of Visual Networks’ common stock, and the Noteholders (as defined below), who hold an aggregate of 3,674,492 shares of Visual Networks’ common stock, have each entered in to voting agreements whereby they each agreed to vote their shares in favor of the adoption of the Merger Agreement.
     On December 1, 2005 and in connection with the execution and delivery of the Merger Agreement, Visual Networks and the holders (the “Noteholders”) of Visual Networks’ 5% Senior Secured Convertible Notes due December 31, 2007 (the “Notes”) entered into an agreement (the “Amendment and Waiver Agreement”) pursuant to which, among other things, (i) the conversion price of the Notes was lowered from $1.45 per share to $1.30 per share, (ii) the Noteholders agreed to extend the deadline for obtaining stockholder approval of the issuance of common stock upon conversion of the Notes to December 16, 2005, (iii) the Noteholders agreed to convert the Notes into common stock at the closing of the Merger (assuming the conversion of the Notes is approved at the Special Meeting (as defined below)), and (iv) the Noteholders waived any events of default relating to the postponement of the Special Meeting until December 16, 2005. Under the terms of the Amendment and Waiver Agreement, the reduction in the conversion price will be reversed if the Merger Agreement is terminated (other than (i) as a result of a breach thereof by Visual Networks or (ii) Visual Networks’ receipt of a “Superior Proposal” (as defined in the Merger Agreement)).
     On December 1, 2005, and in connection with the execution and delivery of the Merger Agreement, Visual Networks implemented a Retention and Completion Program (the “Program”) for certain key employees of Visual Networks to provide to such key employees an incentive to continue employment at Visual Networks to see the Merger to its successful completion. The Program terminates if the Merger Agreement is terminated in accordance with its terms.
     Pursuant to the Program, Lawrence Barker, Visual Networks’ President and Chief Executive Officer and Chairman of the Board of Directors, will receive a cash bonus of $180,000 if the Merger is completed, Donald E. Clarke, Visual Networks’ Executive Vice President and Chief Financial Officer, will receive a cash bonus of $100,000 if the Merger is completed and Mark Skurla, Visual Networks’ Executive Vice President, Worldwide Sales, and Wayne Fuller, Visual Networks’ Executive Vice President, Operations, will each receive $50,000 if the Merger is completed. In addition, the Program provides that if Mr. Fuller’s employment is terminated within six months of the closing of the Merger or if Mr. Fuller is not offered employment by the acquiring entity, then Mr. Fuller shall be entitled to severance equal to six months’ salary. Messrs. Barker, Clarke and Skurla may receive severance payments pursuant to the terms of their employment agreements. Any severance shall be paid with the normal payroll cycle that exists at the acquiring entity but in no event shall be less frequent than monthly. In addition, the severance period benefit shall include Visual Networks’ paid COBRA health insurance benefits for the indicated time frame. Finally, the Program provides that all stock options granted to Messrs. Skurla and Fuller shall immediately vest just prior to closing of the Merger. In addition, pursuant to the terms of their option agreements, all stock options granted to Messrs. Barker and Clarke shall immediately vest immediately prior to closing of the Merger.

Item 8.01. Other Events.
     In connection with the announcement of the Merger, Visual Networks postponed its special meeting of stockholders (the “Special Meeting”) originally scheduled to be held on December 2, 2005 until December 8, 2005. The Special Meeting will be held at the offices of DLA Piper Rudnick Gray Cary US LLP, 1200 19th Street, N.W., Washington, D.C. 20036 at 10:00 a.m., local time, on December 8, 2005. The postponement was necessary after Visual Networks’ Board of Directors determined that additional time was needed for stockholders to consider additional information before voting on the proposed Merger and the agreements entered into in connection with the Merger Agreement before voting on the proposal to approve the issuance of shares upon conversion of the Notes. The record date for stockholders entitled to vote and the matters considered at the Special Meeting remains the same.
Item 9.01. Financial Statements and Exhibits.
          (c) Exhibits.

99.1	Press release dated December 2, 2005 issued by Visual Networks, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISUAL NETWORKS, INC.
Date: December 2, 2005	By:	/s/ Lawrence S. Barker
		Name:	Lawrence S. Barker
		Title:	President and Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated December 2, 2005 issued by Visual Networks, Inc.

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